NANOFILM LTD. EQUITY CREDIT INCENTIVE PROGRAM

(adopted 1997, as amended)

The Equity Credit Incentive Program enables selected employees of Nanofilm the opportunity to invest in the Company, with the potential for a return on that investment tied to an increase in the Company revenues over the base year of 1996. It was designed to enable certain employees to share in the growth of the Company without the need to regularly value the interests in the Company for which there is no market (and no present plan to create a market for such interests).

EQUITY CREDIT POOL: up to a maximum of 385,000 equity credits can be issued. The Board is not required in any year to issue any credits.

EQUITY CREDIT VALUE is set by the board of Managers. The Equity Credit value can never be less than the purchase price, or .09% of the quotient of (a) the annual revenues for the Company for the most recent calendar year, divided by (b) the Company’s revenue in 1996 ($2.6 million), whichever value is greater. As long as the audit is complete by July of the following year, the annual revenues are to be the audited calendar year revenues. For example, if the revenue of the company in 1997 is $3.0 million, the Equity Credit Value in 1998 will be at least $1.15 ($3.0 divided by $2.6).

EQUITY CREDIT OFFERS are made by the Board once a year, and are available for 30 days. The employee will be allowed five years to make payment after the date of grant, based on the Equity Credit Value in the year of the grant. Payment can be made through payroll deduction if the employee so elects. Credits available for purchase in 1997 will cost $1.00 per credit (the equivalent of $.09 when adjusted for the split of units that occurred in 2002).

SAR CONVERSION is allowed in 1997 for employees who are offered Equity Credits and who hold Stock Appreciation Rights (SAR’s) in the Company. For 1997 Equity Credit Offers, 55 SAR’s can be used to purchase one Equity Credit.

REDEMPTION BY HOLDERS OF EQUITY CREDITS is allowed if an employee has held the credit for at least 2 years. The board will declare a 30-day period each year in which eligible credits can be redeemed at the equity credit value for that year. Payout will be in one lump sum unless the board elects to require that the redemption amount be paid over 24 months. If the board requires installment payout, holders redeeming credits will receive monthly interest at the minimum rate allowed under the Internal Revenue Code to avoid the computation of interest on short term obligations (determined at the time the payout begins). Redemptions in any given year may not exceed sixty percent of the Company’s net income, in the preceding year. Any employee who retires after at least 20 years of continuous employment, or who dies or becomes permanently disabled after 10 years of continuous employment will be entitled to a redemption value equal to 50% of the appraised value of a unit of membership interest in the Company.

REDEMPTION BY THE COMPANY is allowed, at the election of the Board, for any credit that has been outstanding for 10 years or more. If an employee holding credits ceases to be employed by the Company for any reason, the company can, at its election, redeem any or all the credit held by that individual (regardless how long they have been outstanding). For any redemption elected by the Company, the board can elect to make payment in a lump sum or can elect the installment payout as described above. Redemptions in any given year cannot exceed sixty percent of the Company’s net income in the preceding year.

CONVERSION RIGHTS permit holders of equity credits to convert equity credits into common stock or units of membership interest in the company on 1:1 basis no more than six months after (1) company stock is offered to the general public, (2) the company has taken action to redeem in a single transaction or series of related transactions 30% or more of its outstanding equity interests, or (3) one person or entity, not an owner in 1996, purchased 50% or more of the outstanding interests.